Exhibit 99.

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
November 7, 2007	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES

THIRD QUARTER 2007 RESULTS

BOSTON — The Federal Home Loan Bank of Boston (the Bank) announced the following unaudited results for the quarter ended September 30, 2007:

Third Quarter 2007 Balance-Sheet Highlights

Total assets rose 32.0 percent to $75.9 billion at September 30, 2007, up from $57.5 billion at yearend 2006. Advances increased 50.8 percent to $56.3 billion, compared with $37.3 billion at yearend 2006, and represented 74.2 percent of total assets. During the third quarter of 2007, advances balances increased dramatically during the months of August and September as a result of a liquidity shortage that affected the U.S. banking system, as well as the consolidation and re-chartering of banking subsidiaries of a member institution. As a result of this member’s consolidation, advances borrowing that had been conducted in other FHLBank districts was effectively transferred to the Bank. Investments and short-term money-market instruments decreased to $14.9 billion at September 30, 2007, compared with $15.2 billion at yearend 2006. Mortgage assets declined to $4.1 billion at September 30, 2007, compared with $4.5 billion at yearend 2006. Capital rose 28.8 percent to $3.3 billion at September 30, 2007, compared with $2.5 billion at yearend 2006.

Third Quarter 2007 Operating Results

Net income for the third quarter was $50.2 million, compared with $50.3 million for the same period in 2006. The $81,000 decrease is due to a $3.3 million decrease in net interest income, which was primarily attributable to a reduction in net interest spreads relative to funding costs related to the Bank’s advances, MPF and MBS portfolios, and a $654,000 increase in other expense. These declines were offset by an increase in other income of $3.9 million, which was primarily attributable to improvement in net gain on derivatives and hedging activities. The Bank’s net interest spread for the third quarter of 2007 was 0.23 percent, a three-basis-point decline from the net interest spread for the same period in 2006.

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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Federal Home Loan Bank of Boston | 111 Huntington Avenue | Boston, MA 02199 | 617-292-9600 | FAX: 617-292-9645

www.fhlbboston.com